EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 5, 2021, with respect to the consolidated financial statements and internal control over financial reporting in the Annual Report of P.A.M. Transportation Services, Inc. on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of said reports in the Registration Statements of P.A.M. Transportation Services, Inc. on Form S-3 (File No. 333-224045) and on Form S-8 (File No. 333-198950).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

March 5, 2021